Exhibit 10.3

Execution Version

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of June 9, 2021, by and among Khosla Ventures SPAC Sponsor LLC, a Delaware limited liability company (the “Sponsor Holdco”), the Persons set forth on Schedule I hereto (together with the Sponsor Holdco, each, a “Sponsor” and, together, the “Sponsors”), Khosla Ventures Acquisition Co., a Delaware corporation (“Acquiror”), Valo Health, LLC, a Delaware limited liability company (“Company Holdco”) and Valo Health, Inc., a Delaware corporation and direct wholly owned subsidiary of Company Holdco (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, as of the date hereof, the Sponsors collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of 990,000 shares of Acquiror Common Class A Common Stock, 5,000,000 shares of Acquiror Class B Common Stock and 5,000,000 shares of Acquiror Class K Common Stock in the aggregate as set forth on Schedule I attached hereto;

WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, Acquiror, Killington Merger Sub Inc., a Delaware corporation (“Merger Sub”), Company Holdco and the Company, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Merger Sub will be merged with and into the Company, with the Company continuing on as the surviving corporation and a wholly owned subsidiary of Acquiror, on the terms and conditions set forth therein; and

WHEREAS, as an inducement to Acquiror, Company Holdco and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Merger Agreement. Each Sponsor hereby acknowledges that it has read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors. Each Sponsor shall be bound by and comply with Sections 7.4 (No Solicitation by Acquiror) and 11.12 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) to the same extent as such provisions apply to Acquiror as if such Sponsor was an original signatory to the Merger Agreement with respect to such provisions.

Section 1.2 No Transfer. During the period commencing on the date hereof and ending on the earliest of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 10.1 thereof (the earlier of (a) and (b), the “Expiration Time”) and (c) the liquidation of Acquiror, each Sponsor shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any shares of Acquiror Common Stock owned by such Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Acquiror Common Stock owned by such Sponsor or (iii) take any action in furtherance of any of the matters described in the foregoing clauses (i) and (ii).

Section 1.3 New Shares. In the event that (a) any shares of Acquiror Common Stock or other equity securities of Acquiror are issued to a Sponsor after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of Acquiror Common Stock of, on or affecting the shares of Acquiror Common Stock owned by such Sponsor or otherwise, (b) a Sponsor purchases or otherwise acquires beneficial ownership of any shares of Acquiror Common Stock or other equity securities of Acquiror after the date of this Sponsor Agreement, or (c) a Sponsor acquires the right to vote or share in the voting of any shares of Acquiror Common Stock or other equity securities of Acquiror after the date of this Sponsor Agreement (such shares of Acquiror Common Stock or other equity securities of Acquiror, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the shares of Acquiror Common Stock owned by such Sponsor as of the date hereof.

Section 1.4 Closing Date Deliverables. On the Closing Date, Sponsor Holdco and the KVAC Holders (as defined therein) shall deliver to Acquiror and the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among Acquiror, Sponsor Holdco, the KVAC Holders, and the Target Holders (as defined therein), in substantially the form attached as Exhibit C to the Merger Agreement.

Section 1.5 Sponsor Agreements.

(a) At any meeting of the stockholders of Acquiror, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of Acquiror is sought, each Sponsor shall (i) appear at each such meeting or otherwise cause all of its shares of Acquiror Common Stock to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its shares of Acquiror Common Stock:

(i) in favor of each Transaction Proposal;

(ii) in any other circumstances upon which a consent or other approval is required under the certificate of incorporation of Acquiror, as amended from time to time, or otherwise sought with respect to the Merger Agreement or the Transactions, to vote, consent or approve (or cause to be voted, consented or approved) all shares of Acquiror Common Stock held at such time in favor thereof, including any Anti-Dilution Waiver;

(iii) against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transaction Proposals);

(iv) against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror;

(v) against any change in the business, management or Board of Directors of Acquiror (other than in connection with the Transaction Proposals); and

(vi) against any and all other proposals that could reasonably be expected to (A) delay or impair the ability of Acquiror or Merger Sub to consummate the Transactions or (B) except as contemplated by the Merger Agreement and Transaction Proposals, change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror.

Each Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

(b) Each Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain (i) Letter Agreement, dated as of March 3, 2021, by and among the Sponsors and Acquiror (the “Voting Letter Agreement”), including the obligations of the Sponsors pursuant to Section 1 therein to not redeem any shares of Acquiror Common Stock owned by such Sponsor in connection with the transactions contemplated by the Merger Agreement, (ii) Forward Purchase Agreement entered into as of March 3, 2021 between Acquiror and Sponsor Holdco (the “Forward Purchase Agreement”) and (iii) the Sponsor Vesting Agreement (as defined below). Each Sponsor and Acquiror agrees not to amend, modify, waive, or terminate, or assign any of its rights, interests or obligations under, such agreements without the prior written consent of the Company or Company Holdco.

(c) In connection with the execution of this Agreement, Sponsor Holdco shall deliver to Acquiror, Company Holdco and the Company the Sponsor Vesting Agreement by and between Sponsor Holdco and Acquiror in the form attached hereto as Exhibit A. Sponsor Holdco and Acquiror agree not to amend, modify, waive or terminate such agreements without the prior written consent of the Company or Company Holdco.

(d) During the period commencing on the date hereof and ending on the earlier of the consummation of the Closing and the termination of the Merger Agreement pursuant to Article X thereof, each Sponsor shall not modify or amend any Contract between or among such Sponsor, anyone related by blood, marriage or adoption to such Sponsor or any Affiliate of such Sponsor (other than Acquiror or any of its Subsidiaries), on the one hand, and Acquiror or any of Acquiror’s Subsidiaries, on the other hand, including, for the avoidance of doubt, the Voting Letter Agreement.

Section 1.6 Further Assurances. Each Sponsor shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), in each case as reasonably mutually requested by Acquiror and the Company, to effect the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein.

Section 1.7 No Inconsistent Agreement. Each Sponsor hereby represents and covenants that such Sponsor has not entered into, and shall not enter into, any agreement that would in any material respect restrict, limit or interfere with the performance of such Sponsor’s obligations hereunder.

Section 1.8 Lock-Up Agreement. Each Sponsor will deliver to Acquiror, substantially simultaneously with the Effective Time, a duly executed copy of the Lock-Up Agreement, in the form attached as Exhibit B.

Section 1.9 Waiver of Anti-Dilution Provision. Sponsor Holdco hereby (but subject to the consummation of the Merger) waives (for itself, for its successors, heirs and assigns), to the fullest extent permitted by law and the Second Amended and Restated Certificate of Incorporation of Acquiror (as may be amended from time to time, the “Certificate of Incorporation”), the provisions of (a) Section 4.3(b) of the Certificate of Incorporation to have the Acquiror Class B Common Stock convert to Acquiror Class A Common Stock at a ratio of greater than 1:1.217647, (b) Section 4.3(c) to have the Acquiror Class K Common Stock convert to Acquiror Class A Common Stock at a ratio of greater than 1:1.7394958 and (c) any other adjustments or anti-dilution protections that arise in connection with the issuance of shares of Acquiror Common Stock (the “Anti-Dilution Waiver”). The waiver specified in this Section 1.9 shall be applicable only in connection with the transactions contemplated by the Merger Agreement and this Agreement (and any shares of Acquiror Class A Common Stock or equity-linked securities issued in connection with the transactions contemplated by the Merger Agreement and this Agreement) and shall be void and of no force and effect if the Merger Agreement shall be terminated for any reason.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Sponsors. Each Sponsor represents and warrants as of the date hereof to Acquiror, Company Holdco and the Company (solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:

(a) Organization; Due Authorization. If such Sponsor is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. If such Sponsor is an individual, such Sponsor has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder. This Sponsor Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of the applicable Sponsor.

(b) Ownership. Such Sponsor is the record and beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of, and has good title to, all of such Sponsor’s shares of Acquiror Common Stock, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares of Acquiror Common Stock (other than transfer restrictions under the Securities Act and, in the case of Sponsor Holdco, pursuant to that certain Sponsor Voting Agreement, dated as of March 26, 2021, by and among Sponsor Holdco and Acquiror (the “Sponsor Voting Agreement”)) affecting any such shares of Acquiror Common Stock, other than Liens pursuant to

(i) this Sponsor Agreement, (ii) the Acquiror Governing Documents, (iii) the Merger Agreement, (iv) the Voting Letter Agreement or (v) any applicable securities Laws. Such Sponsor’s shares of Acquiror Common Stock are the only equity securities in Acquiror owned of record or beneficially by such Sponsor on the date of this Sponsor Agreement, and none of such Sponsor’s shares of Acquiror Common Stock are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such shares of Acquiror Common Stock, except as provided hereunder, under the Voting Letter Agreement and, in the case of Sponsor Holdco, the Sponsor Voting Agreement. Other than pursuant to the Forward Purchase Agreement and for shares of Acquiror Class B Common Stock and shares of Acquiror Class K Common Stock, as applicable, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.

(c) No Conflicts. The execution and delivery of this Sponsor Agreement by such Sponsor does not, and the performance by such Sponsor of his, her or its obligations hereunder will not, (i) if such Sponsor is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor or such Sponsor’s shares of Acquiror Common Stock), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.

(d) Litigation. There are no Actions pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.

(e) Brokerage Fees. Except for the deferred underwriting commissions and other fees being held in the Trust Account and for fees payable pursuant to the letter agreement with J.P. Morgan Securities LLC dated April 25, 2021 in connection with the PIPE Investment, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Sponsor, for which Acquiror or any of its Affiliates may become liable.

(f) Affiliate Agreements. Except as set forth on Schedule II attached hereto, neither such Sponsor nor any anyone related by blood, marriage or adoption to such Sponsor or, to the knowledge of such Sponsor, any Person in which such Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with Acquiror or its Subsidiaries.

(g) Acknowledgment. Such Sponsor understands and acknowledges that each of Acquiror, Company Holdco and the Company is entering into the Merger Agreement in reliance upon such Sponsor’s execution and delivery of this Sponsor Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination. This Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the Expiration Time, (b) the liquidation of Acquiror and (c) the written agreement of the Sponsor, Acquiror and either Company Holdco or the Company. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any willful breach of this Sponsor Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

Section 3.2 Miscellaneous. Sections 11.7 (Governing Law), 11.13 (Severability) 11.14 (Jurisdiction; Waiver of Jury Trial), and 11.15 (Enforcement) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

Section 3.3 Assignment. This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

Section 3.4 Amendment; Waiver. This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Sponsor Holdco and either Company Holdco or the Company.

Section 3.5 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Acquiror:

Khosla Ventures Acquisition Co.

2128 Sand Hill Rd.

Menlo Park, CA 94025

Attention:         Samir Kaul

                          Peter Buckland

Email:              sk@khoslaventures.com

                          pb@khoslaventures.com

with a copy to (which will not constitute notice):

Latham & Watkins LLP

505 Montgomery Street

Suite 2000

San Francisco, California 94111

Attention:         Jim Morrone

                          Luke J. Bergstrom

                          Lauren Lefcoe

Email:              jim.morrone@lw.com

                          luke.bergstrom@lw.com

                          lauren.lefcoe@lw.com

If to Company Holdco or the Company:

Valo Health, Inc.

399 Boylston Street

Boston, MA 02116

Attention:         David A. Berry, MD, Ph.D.;

                          Jeffrey Prowda

Email:              dberry@valohealth.com

                          jprowda@valohealth.com

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention:         Stuart M. Cable

                          Joseph C. Theis

Email:              scable@goodwinlaw.com

                          jtheis@goodwinlaw.com

If to a Sponsor:

To such Sponsor’s address set forth in Schedule I

with a copy to (which will not constitute notice):

Latham & Watkins LLP

505 Montgomery Street

Suite 2000

San Francisco, California 94111

Attention:         Jim Morrone

                          Luke J. Bergstrom

                          Lauren Lefcoe

Email:              jim.morrone@lw.com

                          luke.bergstrom@lw.com

                          lauren.lefcoe@lw.com

Notwithstanding the foregoing, in the event notice is delivered pursuant to this Section 3.5 by a means other than email, such party shall email such notice within one (1) Business Day of delivery of such notice by such other means.

Section 3.6 Counterparts. This Sponsor Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.7 Entire Agreement. This Sponsor Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsors, Acquiror, Company Holdco and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSORS:

KHOSLA VENTURES SPAC SPONSOR LLC

By:
Name:
Title:

Name: Vinod Khosla

Name: Samir Kaul

Name: Peter Buckland

Name: Jagdeep Singh

Name: Derek Anthony West

Name: Rajiv Shah

Name: Molly Coye

Name: Mario Schlosser

Name: Dmitri Shklovsky

[Signature Page to Sponsor Support Agreement]

ACQUIROR:

KHOSLA VENTURES ACQUISITION CO.

By:
Name:
Title:

[Signature Page to Sponsor Support Agreement]

COMPANY HOLDCO:

VALO HEALTH LLC

By:
Name:
Title:

COMPANY:

VALO HEALTH, INC.

By:
Name:
Title:

[Signature Page to Sponsor Support Agreement]

Schedule I

Sponsor Acquiror Common Stock

Sponsor	Acquiror Class A Common Stock		Acquiror Class B Common Stock		Acquiror Class K Common Stock
Khosla Ventures SPAC Sponsor LLC c/o Khosla Ventures Acquisition Co. 2128 Sand Hill Rd. Menlo Park, CA 94025	990,000		4,760,000		5,000,000

Vinod Khosla c/o Khosla Ventures Acquisition Co. 2128 Sand Hill Rd. Menlo Park, CA 94025	–	(1)	–	(1)	–	(1)

Samir Kaul c/o Khosla Ventures Acquisition Co. 2128 Sand Hill Rd. Menlo Park, CA 94025	–	(1)	–	(1)	–	(1)

Peter Buckland c/o Khosla Ventures Acquisition Co. 2128 Sand Hill Rd. Menlo Park, CA 94025	–		–		–

Jagdeep Singh c/o Khosla Ventures Acquisition Co. 2128 Sand Hill Rd. Menlo Park, CA 94025	–		40,000		–

Derek Anthony West c/o Khosla Ventures Acquisition Co. 2128 Sand Hill Rd. Menlo Park, CA 94025	–		40,000		–

[Schedule I to Sponsor Support Agreement]

Rajiv Shah c/o Khosla Ventures Acquisition Co. 2128 Sand Hill Rd. Menlo Park, CA 94025	–	40,000	–

Molly Coye c/o Khosla Ventures Acquisition Co. 2128 Sand Hill Rd. Menlo Park, CA 94025	–	40,000	–

Mario Schlosser c/o Khosla Ventures Acquisition Co. 2128 Sand Hill Rd. Menlo Park, CA 94025	–	40,000	–

Dmitri Shklovsky c/o Khosla Ventures Acquisition Co. 2128 Sand Hill Rd. Menlo Park, CA 94025	–	40,000	–

(1) Messrs. Khosla and Kaul may be deemed to beneficially own securities held by Khosla Ventures SPAC Sponsor LLC by virtue of their shared control over Khosla Ventures SPAC Sponsor LLC. Each of Messrs. Khosla and Kaul disclaims beneficial ownership of securities held by Khosla Ventures SPAC Sponsor LLC.

[Schedule I to Sponsor Support Agreement]

Schedule II

Affiliate Agreements

1.	Registration Rights Agreement, dated March 3, 2021, between Acquiror, Sponsor Holdco and certain other security holders named therein.

2.	Letter Agreement, dated March 3, 2021, between Acquiror and the Sponsors.

3.	Sponsor Voting Agreement, dated March 26, 2021, between Acquiror and Sponsor Holdco.

4.	Private Placement Shares Purchase Agreement, dated March 3, 2021, between Acquiror and Sponsor Holdco.

5.	Forward Purchase Agreement, dated March 3, 2021, between Acquiror and Sponsor Holdco.

6.	Indemnity Agreement, dated March 3, 2021, between Acquiror and Peter Buckland.

7.	Indemnity Agreement, dated March 3, 2021, between Acquiror and Jagdeep Singh.

8.	Indemnity Agreement, dated March 3, 2021, between Acquiror and Derek Anthony West.

9.	Indemnity Agreement, dated March 3, 2021, between Acquiror and Rajiv Shah.

10.	Indemnity Agreement, dated March 3, 2021, between Acquiror and Molly Coye.

11.	Indemnity Agreement, dated March 3, 2021, between Acquiror and Mario Schlosser.

12.	Indemnity Agreement, dated March 3, 2021, between Acquiror and Dmitri Shklovsky.

13.	Indemnity Agreement, dated March 3, 2021, between Acquiror and Samir Kaul.

14.	Subscription Agreement, dated June 9, 2021, between Acquiror and an affiliate of certain of the Sponsors.

[Schedule II to Sponsor Support Agreement]

Exhibit A

Sponsor Vesting Agreement

Exhibit B

Lock-Up Agreement